Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Thomas Bennet, Jr., CFO (978) 970-5600 tbennet@trcsolutions.com

TRC ANNOUNCES FOURTH-QUARTER AND YEAR-END FISCAL 2008 FINANCIAL RESULTS

Lowell, MA, September 29, 2008 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management, today announced financial results for the fourth quarter and fiscal year ended June 30, 2008.

Fourth-Quarter Results

For the three months ended June 30, 2008, gross revenue increased 7 percent to $122.5 million compared with $115.0 million for the three months ended June 30, 2007.  Net service revenue for the fourth quarter of fiscal 2008 increased 2 percent to $65.2 million from $63.9 million for the fourth quarter of fiscal 2007.  The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is a more accurate indicator of TRC’s revenue performance.

Net loss applicable to common shareholders for the three months ended June 30, 2008 was $16.1 million, or $0.86 per common share, compared with a net loss applicable to common shareholders of $4.3 million, or $0.23 per common share, for the comparable period in fiscal 2007.  Net loss applicable to common shareholders for the fourth quarter of fiscal 2008 was primarily consisted of a restructuring charge of approximately $3.2 million, legal expenses of $4.4 million, $6.9 million of losses on two large projects and asset impairment charges of approximately $1.6 million.

Comments on the Fourth-Quarter

“From a top-line perspective, TRC achieved 7 percent growth in gross revenue and 2 percent growth in net service revenue,” said Chairman and Chief Executive Officer Chris Vincze.  “Three of our core markets – energy, environmental and infrastructure – continued to add to our growth despite the ongoing economic turmoil and TRC’s turnaround program, indicating a strong client following in our core markets.  During the fourth quarter, the services provided in the energy and environmental markets were the strongest contributors to our net service revenue while our services to the infrastructure and real estate markets also contributed in the quarter.”

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600   •  Fax 978-453-1995

“Infrastructure project financing appeared to face significant challenges at times, but we benefited from the presence of several new highway projects in both the western and mid-Atlantic areas of the U.S.,” said Vincze.  “Overall, we remain well positioned with an excellent reputation and established brand in our key markets.  Our three primary markets are still growing and have positive long-term outlooks.  As a result, we are continuing to maintain a significant backlog.”

“Operationally, the fourth quarter was a challenging period for us as early on we experienced unusually high legal expenses, as well as losses from two large projects,” Vincze said.  “As the quarter progressed, we accelerated some of our turnaround and cost reduction activities, resulting in a greater than expected operating loss.”

“During the quarter, we took aggressive steps to right-size the business by further reducing our head count, consolidating certain office locations, and exiting some underperforming businesses,” said Vincze.  “The reduced cost structure stemming from the restructuring actions will provide costs savings in the next fiscal year as we build momentum for a return to profitability.  We also improved the health of our balance sheet by improving our accounts receivable related cash flow and reducing the level of debt outstanding under our revolving credit facility.”

“With our Vision enterprise resource planning platform operational, we can now better monitor financial performance and manage projects – improving our ability to directly manage costs and reducing the risk of performance surprises going forward,” said Vincze.

Fiscal Year 2008 Results

For the fiscal year ended June 30, 2008, gross revenue increased 5 percent to $465.1 million from $441.6 million for fiscal 2007.  Net service revenue for fiscal 2008 grew 5 percent to $268.2 million from $255.9 million for the comparable period in 2007.

Net loss applicable to common shareholders for fiscal 2008 was $109.1 million, or $5.84 per common share, compared with a net loss applicable to common shareholders of $5.9 million, or $0.33 per common share, for fiscal 2007.  In addition to the $16.1 million of fourth-quarter charges discussed above, the net loss applicable to common shareholders for fiscal 2008 included charges of $88.8 million consisting of a $76.7 million goodwill impairment charge and a $12.1 million charge to provide a full valuation allowance against our net deferred tax assets.

Comments on the Full-Year

“Fiscal 2008 represented the second year of our three-year turnaround strategy,” Vincze said.  “During the year, we continued to increase our revenues as we capitalized on opportunities within our most promising markets.  Given the substantial level of operational changes we implemented during the year, our growth reflects the unwavering focus of our employees on addressing the needs of our customers.  Overall, we were disappointed with our financial results for fiscal 2008.  However, we made considerable progress in improving our cost structure and our operating platform, which is now established as a solid foundation for profitable growth.”

Business Outlook

“TRC today is in a much better position as a result of our efforts in fiscal 2008,” said Vincze.  “While our actions clouded our financial performance for the year, we enter fiscal 2009 as a far healthier and leaner organization with significant opportunities in the energy, environmental and infrastructure markets.”

“Our goal for fiscal 2009 is to successfully complete our turnaround plan and expand upon our market opportunities,” said Vincze.  “To achieve our goals, our primary initiatives for the year include improving project profitability and performance; maintaining positive operating cash flow; expanding our service lines through prospective and existing clients; and continuing to attract and retain a top-tier workforce while continuing our cost reduction efforts.  We expect to see significantly improved results in the quarters ahead.”

Conference Call Information

The Company will broadcast its fourth-quarter and year-end fiscal 2008 financial results conference call on Tuesday, September 30 at 9:00 a.m. ET.  Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company also is a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; recent changes in our  senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2008	2007	2008	2007
Gross revenue	$122,499	$114,987	$465,079	$441,643
Less subcontractor costs and other direct reimbursable charges	57,342	51,084	196,870	185,735
Net service revenue	65,157	63,903	268,209	255,908

Interest income from contractual arrangements	904	1,102	3,944	4,747
Insurance recoverables and other income	3,927	(773)	6,123	4,170

Operating costs and expenses:
Cost of services	66,951	60,634	241,647	231,025
General and administrative expenses	13,692	6,711	40,077	23,969
Provision for (recovery of) doubtful accounts	1,545	(1,111)	3,708	1,318
Goodwill and intangible asset write-offs	589	—	77,267	—
Depreciation and amortization	2,030	2,394	8,051	8,311
	84,807	68,628	370,750	264,623
Operating (loss) income	(14,819)	(4,396)	(92,474)	202
Registration penalties	—	600	—	600
Interest expense	974	1,074	3,936	4,359
Loss from continuing operations before taxes, minority interest and equity in losses	(15,793)	(6,070)	(96,410)	(4,757)
Federal and state income tax (benefit) provision	(143)	(2,010)	12,296	(1,337)
Minority interest	—	(17)	(62)	(24)
Loss from continuing operations before equity in losses	(15,650)	(4,043)	(108,644)	(3,396)
Equity in losses from unconsolidated affiliates, net of taxes	(493)	(214)	(505)	(161)
Loss from continuing operations	(16,143)	(4,257)	(109,149)	(3,557)
Discontinued operations, net of taxes	—	—	—	(77)
Net loss	(16,143)	(4,257)	(109,149)	(3,634)
Dividends and accretion charges on preferred stock	—	—	—	2,233
Net loss applicable to common shareholders	$(16,143)	$(4,257)	$(109,149)	$(5,867)

Basic and diluted loss per common share	$(0.86)	$(0.23)	$(5.84)	$(0.33)

Basic and diluted weighted average common shares outstanding	18,875	18,235	18,700	17,563

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,306	$430
Accounts receivable, less allowance for doubtful accounts	124,202	132,879
Insurance recoverable - environmental remediation	9,028	6,381
Restricted investments	32,213	20,830
Prepaid expenses and other current assets	16,461	11,911
Income taxes refundable	532	587
Deferred income tax assets	—	13,894
Total current assets	183,742	186,912
Property and equipment:	56,142	57,569
Less accumulated depreciation and amortization	37,927	36,126
	18,215	21,443
Goodwill	54,465	130,935
Investments in and advances to unconsolidated affiliates and construction joint ventures	548	5,245
Long-term restricted investments	76,216	72,651
Long-term prepaid insurance	51,081	54,395
Other assets	13,052	14,401
Total assets	$397,319	$485,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$27,366	$31,618
Accounts payable	55,519	54,976
Accrued compensation and benefits	24,914	22,134
Deferred revenue	40,161	31,494
Environmental remediation liabilities	1,473	4,629
Other accrued liabilities	41,546	24,007
Total current liabilities	190,979	168,858
Non-current liabilities:
Long-term debt, net of current portion	11,944	11,052
Long-term income taxes payable	910	—
Deferred income tax liabilities	—	1,519
Long-term deferred revenue	127,846	134,901
Long-term environmental remediation liabilities	7,969	7,861
Total liabilities	339,648	324,191

Minority interest in subsidiary	—	62

Commitments and contingencies
Total shareholders’ equity	57,671	161,729
Total liabilities and shareholders’ equity	$397,319	$485,982